EXHIBIT 6.8


                   ROTCHSCHILD, OWEN, HAYES & PARTNERS, INC.
                 The Quest for Real Value in an Uncertain World

                               PURCHASE AGREEMENT
                               ------------------

         This Agreement (hereinafter referred to as the "Agreement") is entered into on the 20th day of December, 2002 by Rothschild, Owen, Hayes & Partners, Inc., a Nevada Corporation, and its holdings, hereinafter referred to as "Purchaser", and Circle Group Internet, Inc., an Illinois Corporation, hereinafter referred to as "Seller" regarding the sale and purchase of Seller's stock of CGI Capital, Inc., an Florida Corporation herein after referred to as the "Company", each of them or all together hereinafter referred to respectively as the "Party" or the "Parties". Additionally certain Management of the Company, specifically Erik J. Brown and Arthur Tanner have agreed to certain provisions contained herein and set forth below.

         Whereas Purchaser is a newly created corporate entity established for the purpose of acquiring a Broker/Dealer with the appropriate registrations and licenses to raise capital for client(s) it knows and is developing through private placements and other appropriate financial instruments, herein referred to as "Product";

Whereas the Seller is the sole owner of all of the Shares of the issued and outstanding Stock of the Company (the "Shares" or the "Stock") and has made no other commitments to sell the Company or any part of the Company to any other party, and

Whereas Seller wishes to sell and Purchaser wishes to purchase one hundred percent (100%) of the Company in two steps by first purchasing twenty percent (20%) of the Stock and through the grant of an Option to purchase the remaining eighty percent (80%) of the Stock of the Company following regulatory approval as hereinafter defined on the terms and conditions found below;

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION AND IN CONSIDERATION OF THE MUTUAL COVENANTS SET FORTH HEREIN, IT IS AGREED AS FOLLOWS:


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NON-REFUNDABLE DEPOSIT AND PREPARATION FOR FIRST CLOSING

1. Upon signing this Agreement by the parties hereto the Purchaser will pay into Escrow for the benefit of the Seller a deposit of ten thousand dollars ($10,000) within five (5) business days to be applied to the amount required by the First Closing described below. Purchasers Escrow Agent will provide to Seller written confirmation and guarantee that funds have been placed for this transaction as soon as such funds are in the Escrow. Half of such deposit, five thousand dollars ($5,000), will be non-refundable to the Purchaser unless due diligence problems are found that cannot be corrected in thirty (30) days. Additionally, Seller has agreed with the NASD to a letter of acceptance waiver and consent "AWC" and to pay a $7,500 fine of which Seller agrees to pay. Purchaser acknowledges this action and agrees that it will not be cause to not consummate the transaction outlined herein. When signed, this Agreement becomes binding upon the parties, and the First Closing is required to occur within thirty (30) days of the date that this Agreement is signed, the "Preparation Period", and the Purchaser will determine the date of the First Closing within the Preparation Period.

2. Upon signing this Agreement the Seller will immediately stop marketing the sale of the Company (including any Stock or assets of the Company) to any other party for the Preparation Period and work diligently to assist the PUrchaser as reasonably required to prepare for the First Closing, and Seller will provide to the Purchaser such due diligence information concerning the Company as reasonably requested by the Purchaser and the Company will initial other actions defined elsewhere in this Agreement to register branch(s), file for or renew "blue sky" registrations and prepare Product and the Purchaser's client(s) all at the Purchasers expense. Purchaser agrees to pay up front, and at entirely its' own risk, directly to Seller or Company, on a non-reimbursable basis, fully separate from the purchase price, all expenses Seller or Company incurs initiating all actions requested by Purchaser including, but not limited to, "blue sky" registrations. Further, Seller is not bound to make any expenditures under this agreement without advancement of any such funds by Purchaser for such expenditures.

3. If for reason of failure to perform the requirements of this Agreement, due to the Purchaser, or problems are found as a result of due diligence by the Purchaser which are not correctable in a timely manner, excluding the AWC settlement as described in point 1, the First Closing does not occur within the Preparation Period then the Purchaser may request and the Seller will grant one thirty (30) day extension of the Preparation Period to the Purchaser. Thereafter, upon such failure, unless the Preparation Period is otherwise extended, the Seller is released from all obligations of the Agreement and the Purchaser's non-refundable $5,000 deposit will be paid to the Seller from the Escrow. The Seller, in the event such a failure to perform should occur, agrees Purchaser will have no further liability to the Seller or to the Company except for the forfeiture of the non-refundable deposit and to pay Seller remaining direct costs incurred to that point in time for implementing Company Obligations described elsewhere in this Agreement. If the First Closing does not occur then the Company and the Seller will return all Confidential Information of the Purchaser or the



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Purchaser's client(s) and deliver to the Purchaser all documents and computer files related to develop of client(s) Product. Also, if the First Closing does not occur then the Purchaser will return all Confidential Information of the Seller and the Company and deliver to the Seller and the Company all documents and computer files related to its due diligence disclosures. If the First Closing does not occur as a result of the due diligence problems which are not corrected during the Preparation Period or any extensions thereto then the non-refundable deposit will apply toward any documented costs incurred by the Seller or the Company as a result of expenses incurred in performing Company Obligations.

4. The Purchaser will notify the Seller as soon as all due diligence and other preparations are complete and the Parties will proceed with the Escrow described below and required filings will be made once these contingencies are satisfied.

SALE OF STOCK - ESCROW

5. (a) On or before the First Closing Date, as defined below, the Seller will convey and transfer appropriate documentation, reasonably acceptable to the Purchaser, representing all of the Seller's Stock in the Company to Laurel Hill Escrow Services, Inc. as "Escrow Agent", into the "Escrow" account established with such Escrow Agent. Such documentation and Stock will be in two parts, one representing twenty percent (20%) and the other representing eighty (80%) of the Shares of the Company.

(b) On or before the First Closing Date the Purchaser will increase the deposit in the Escrow Account to twenty thousand dollars ($20,000). The purchase price for twenty percent (20%) of the Stock of the Company is fifteen thousand dollars ($15,000). The reimbursement for a portion of the previously unpaid expenses of Company Obligations is up to five thousand dollars ($5,000) with any unused portion returned to the Purchaser.

6. (a) On the "First Closing Date", Seller shall sell and Purchaser shall purchase Shares of the Company representing twenty (20%) of the outstanding Stock of the Company and reimburse the Seller or the Company up to five thousand dollars ($5,000) for any unpaid portion of the expense in performing Company Obligations to that point in time.

(b) The Purchaser shall have the Option to purchase the remaining eighty percent (80%) of the Stock of the Company in accordance with Section 8 hereof (the "Option").



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(c) Not included in the sale are: (i) all of the Company's cash and cash equivalents net of current payables of the Company except for $100 dollars cash to remain in the checking account of the Company and (ii) the Company's clearing deposit less any currently due payables and (iii) any receivables that may have arisen in Company at time of Final Closing other than those generated by any new branch(s). All other assets, now or hereafter acquired, of the Company shall remain with the Company.

PAYMENT AND CLOSING DATE

7. (a) The Purchaser shall pay fifteen thousand dollars ($15,000) for twenty percent (20%) of the Stock of the Company (the "First Payment") at the First Closing on or before the end of the Preparation Period (the "First Closing Date"). Further, Purchaser shall pay to Seller or to the Company the additional amount up to five thousand dollars ($5,000) stated above as a reimbursement for any unpaid portion of the direct expense3s incurred by the Company in performing the Company Obligations up to the time of the First Closing Date with an unused portion of the deposit remaining in the Escrow account to be returned to the Purchaser.

(b) The Purchaser shall pay the balance of thirty thousand dollars ($30,000) for the remaining 80% of the Stock and the Company, conditioned upon approval by the NASD, and fulfillment of the other conditions set forth in Section 8 below, and thereafter the Purchaser giving notice that the purchase balance has been deposited and available for disbursement in the Escrow at which time Purchaser shall receive the remaining eighty percent (80%) of the Shares of the Company. This shall be the "Final Closing". Any receivables (other than those arising from new branch(es) established after the date hereof) that are attributable to Seller in the Company arising prior to the Final Closing will be paid to the Seller promptly upon receipt by the Company and when the last of these payments are made will be the "Final Payment".

(c) Prior to the First Closing Date, the total amount due to Seller at the First Closing in this Agreement shall be paid to the Escrow account in good funds. The Seller shall deliver the documentation representing all Shares of the Company, in a form reasonably acceptable to the Purchaser, to Escrow prior to the First Closing Date after receiving notification that all monies due Seller at the First Closing in this Agreement are in good funds and held by said Escrow
Agent. Upon receipt of said documentation of the Stock of the Company, and Purchaser's notification of the First Closing Date, the Escrow Agent shall disburse by overnight mail/courier to Seller, in certified funds or alternatively by wire transfer to the account of the Seller, the First Payment and portion of the expense reimbursement and disburse to Purchaser the documentation representing twenty percent (20%) Stock of the Company.



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SELLER AND PURCHASERS OTHER OBLIGATIONS

8. Purchaser shall have the "Option" to purchase the remaining eighty percent (80%) of the Stock of the Company for a period of six (6) months after the First Closing Date (the "Option Period") that can be exercised when the additional requirements of the Final Closing are fulfilled per the terms of this Agreement. The date at which the option is exercised is herein called the "Final Closing Date". As soon as practical, after the First Closing Date Purchaser and Seller will file with the NASD all required documentation to obtain approval from the NASD to acquire the remaining eighty percent (80%) of the Seller's Stock of the Company through the exercise of the Option. The Purchaser will deposit into the Escrow the thirty thousand dollars ($30,000) to exercise the Option as soon as reasonably practical after NASD approval and may, but is not required to notify the Seller that the Purchaser is ready to proceed with the Final Closing. In any event, the Option may be not exercised for the first sixty (60 days subsequent to the date of First Closing. If, for any reason, the Option has not been exercised during the initial Option Period the Purchaser may extend the Option Period by three (3) months by depositing the funds required by the Final Closing and releasing an additional non-refundable five thousand dollars ($5,000) from the Escrow to the Seller with such amount applying to the Final Closing when and if it does occur. If, for any reason, the Option has not been exercised during the extended Option Period the Purchaser may extend the Option Period a second time for three (3) months by releasing a third non-refundable five thousand dollars ($5,000) from the Escrow to the Seller with such amount applying to the Final Closing when and if it does occur.

MANAGEMENT

9. Seller and Purchaser agree, and additionally the Managers individually agree that present management, referred to herein as the "Manager(s)" or the "Management", specifically Erik Brown and Arthur Tanner individually, shall remain in place. The Mangers agree to continue to operate the regulated business of the Company consistent with applicable rules, regulations, state law and federal law and consistent with the best practices of their experience in managing the day to day operations and regulated activities of this type of business. Purchaser agrees to pay Management a monthly fee of $5,000 to function in their capacity as principals as outlined herein. The $5,000 is a separate fee to be paid to the Company by the Purchaser within 10 days of the signing of this agreement and then thereafter every thirty days until the Final Closing has occurred due to completion of the transition to new ownership. Further if either or both of them are not interested to continue working at the Company for any reason they each agree to assist the company in managing an orderly transition to other management for their function in a manner that will not reduce or diminish the ability of the Company to carry on the operations of the Company including but not limited to the Company ability to prepare for and raise capital investments for private placement projects of any client. The Managers further agree to give sixty (60) days notice to the Company and the Purchaser in the event that either of them decides to terminate their employment relationship with the Company.



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OTHER COMPANY OBLIGATIONS

10. The Company agrees to the following "Company Obligations" to be performed at reasonable expense and unless otherwise indicated to be paid by the Purchaser.

(a) The Company agrees to take all regulatory steps necessary to open a branch in San Diego, California and other branches, if requested by Purchaser, upon execution of this Agreement. Company will have the right to reject any registered personnel recommended by the Purchaser. Purchaser shall be responsible for all costs associated in opening and maintaining any branch offices. Purchaser agrees to comply with all regulatory rules for opening and operating said branches. The Company will pay to the Purchaser from the time of the First Closing through the time of the Final Closing, and thereafter should the Final Closing not be completed for any reason, ninety percent (90%) for the first fifty thousand dollars ($50,000) and ninety five percent (95%) of any amount above fifty thousand dollars ($50,000) of the total monthly production revenues of the branch(s). If for any reason the Option is not exercised, then Purchaser and Seller shall have no further obligations regarding the remaining 80% of the Stock, provided the Purchaser's ownership of the 20% of the Stock acquired at the First Closing shall remain unaffected by the failure to exercise the Option and Purchaser shall be entitled to receive 90% or 95% of the production revenue of any branch as above provided.

(b) Company agrees to file or have filed in all fifty (50) states of the United States of America (as requested by the Purchaser after consultation with advisors or consultants and the Company's registered principals) all necessary forms and fees and implement any other procedures which may be required for the Company to maintain or achieve "Blue Sky" status in all of the requested states. All filing fees and direct costs, except for costs of overhead and operating the back office and fees for four (4) state registrations including Illinois, Texas, New York, California, will be paid by the Purchaser in advance of any closings and at the time requested with a portion thereof reimbursable for the $5,000 escrowed for expenses by purchaser.

(c) As soon as practicable after the First Closing Date, Seller shall prepare an amended form BD with the SEC and the NASD reflecting the 20% change in ownership of the Company.

(d) Upon signing this Agreement, and at the Purchasers expense paid to Seller or Company in advance, the Company will prepare for the sale of private placements of the Purchaser's client's Product. Such preparation will include but is not limited to due diligence, developing an investment banking agreement with the client, documentation, and sales materials and developing a training guide for sales staff. As soon as practicable after the First Closing the Company will begin selling Product and provide support to any branch in making Product ready for sale.


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(e) Upon signing this Agreement the Company will assist the Purchaser in developing business plans and cash requirement plans for the operation of the Company and the payments to be made by the Purchaser for expenses to be incurred in the fulfillment of Company Obligations, payments to the Seller by the Purchaser, and any other cash requirements that the Purchaser will need to prepare for and pay during the transition of ownership of the Company contemplated by this Agreement.

(f) After the signing of this agreement, and up until the time of the Final Closing, Seller shall be allowed to continue with its in-house activities on a business-as-usual basis. Further, Seller shall have the right, with full authority to operate the business, collect fees, commissions, warrants and compensation for its own deals, on its own terms and without the consent of Purchaser. The Company will provide the representative of the Purchaser with access to company information including but not limited to plans, results, new projects, and any reasonable requested company information.

REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

11. Seller represents and warrants to Purchaser the following on the date hereof.

(a) The Company, a corporation duly organized validly existing and in good standing under the laws of the state of Florida, has all the requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted and is qualified to do business in each state and/or jurisdiction in which it conducts its business.

(b) Seller represents and warrants that prior to the purchase (as described herein), it is owner of 100% of the Stock of the Company issued and outstanding of which the Seller own all of such Shares, and neither they nor the Company has granted, sold or otherwise issued or provided to any person any warrant, option, right or other agreement, (oral or otherwise), to (directly or indirectly), sell, donate or in any manner transfer any Stock of the Company (or other ownership rights of the Company). Such representation shall survive all Closings of this transaction set forth herein. Seller has full right and authority to enter into and perform this Agreement and such actions will not violate any agreement or duty of Seller or the Company to any other party.

(c) The Company is duly licensed with the SEC and NASD. The Company has all permits, licenses and authorizations required by any government authority or agency for the conduct of its current business. The Company is registered and in good standing with the SEC as a broker dealer pursuant to the Securities Exchange Act of 1934 and each jurisdiction which requires such registration or qualification in connection with its business and is a member in good standing with the NASD, and the SIPC. Seller represents that all Federal tax returns that are due have been completed and filed.


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(d) The books and records of the Company are current and are materially correct to the best knowledge of the Seller. Seller shall deliver all books and records to Purchaser within 30 days from Final Closing or as otherwise directed by the Purchaser.

12. Purchaser represents and warrants to Seller that there have not been any securities related violations and/or pending violations against any shareholder, member or partner of Purchaser who owns or will own five percent (5%) or more of the Purchaser. Purchaser also represents and warrants that, to the extent of their participation in the operation of the Company, that Purchaser is knowledgeable in securities and regulation and agrees to abide by all regulatory rules and guidelines or will not participate in regulated operations.

INDEMNIFICATION

13. (a)The Purchaser shall indemnify and hold harmless the Seller with respect to all claims, losses, actions and/or expenses arising by reason of the Purchasers operation within the Company or the Purchasers misrepresentation and/or the terms of this Agreement.

(b) The Seller shall indemnify and hold harmless the Purchaser with respect to all claims, losses, actions and/or expenses arising by reason of the Seller operation within the Company or the Seller misrepresentation and/or breach of the terms of this Agreement.

(c) The indemnity obligations of the parties hereunder shall not exceed the amount of the purchase price for the Stock, and other amounts payable to cover the reasonable expenses of the Company Obligations, as set forth herein.

JURISDICTION AND ARBITRATION

14. ANY PARTY HERETO MAY REQUIRE THAT ARBITRATION OF ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, PROVIDED THAT ANY ACTION IN WHICH EQUITABLE RELIEF IS SOUGHT AS THE PRIMARY REMEDY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION. SUCH PARTY MAY INITIATE AND REQUIRE ARBITRATION BY GIVING NOTICE TO THE OTHER PARTY SPECIFYING THE MATTER TO BE ARBITRATED, IF LEGAL ACTION IS ALREADY PENDING ON ANY MATTER CONCERNING WHICH THE NOTICE IS GIVEN, THE NOTICE SHALL NOT BE EFFECTIVE UNLESS GIVEN BY THE DEFENDANT THEREIN AND GIVEN BEFORE THE EXPIRATION OF TWENTY (20) DAYS AFTER SERVICE OF PROCESS ON THE PERSON GIVING THE NOTICE. EXCEPT AS PROVIDED TO THE CONTRARY IN THESE PROVISIONS ON ARBITRATION, THE ARBITRATION SHALL BE IN CONFORMITY WITH AND SUBJECT TO APPLICABLE RULES AND PROCEDURES OF THE AMERICAN ARBITRATION.


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ASSOCIATION (OR ANY SUCCESSOR HERETO). IF THE AMERICAN ARBITRATION ASSOCIATION
IS NOT THEN IN EXISTENCE AND THERE IS NO SUCCESSOR, OF IF FOR ANY REASON THE AMERICAN ARBITRATION ASSOCIATION FAILS OR REFUSES TO ACT, THE ARBITRATION SHALL BE IN CONFORMITY AND SUBJECT TO THE PROVISIONS OF APPLICABLE STATUTES (IF ANY) RELATING TO ARBITRATION AT THE TIME OF THE NOTICE. THE ARBITRATORS SHALL BE BOUND BY THIS AGREEMENT AND ALL RELATED AGREEMENTS. PLEADINGS IN ANY ACTION PENDING ON THE SAME MATTER, SHALL, IF ARBITRATION IS REQUIRED AS AFORESAID, BE DEEMED AMENDED TO LIMIT THE ISSUES TO THOSE CONTEMPLATED BY THE RULES PRESCRIBED ABOVE. EACH PARTY SHALL PAY THE COSTS OF ARBITRATION, INCLUDING ARBITRATOR'S FEES, AS AWARDED BY THE ARBITRATOR(S). THE NUMBER AND SELECTION OF ARBITRATOR(S) SHALL BE IN ACCORDANCE WITH THE RULES PRESCRIBED ABOVE, EXCEPT THAT (I) EACH ARBITRATOR SELECTED SHALL BE IN NEUTRAL AND FAMILIAR WITH THE PRINCIPAL SUBJECT MATTER OF THE ISSUES TO BE ARBITRATED, SUCH AS, BY WAY OF EXAMPLE, REAL ESTATE DEVELOPMENT, OR REAL ESTATE MANAGEMENT, OR SUCH OTHER SUBJECT MATTER AS MAY BE AT ISSUE, (II) THE TESTIMONY OF WITNESSES SHALL BE GIVEN UNDER OATH, AND (III) DEPOSITIONS AND OTHER DISCOVERIES MAY BE ORDERED BY THE ARBITRATOR(S).

NOTICE; BY SIGNING IN THE SPACE BELOW, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY ILLINOIS STATE LAW, AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY SIGNING IN THE SPACE BELOW, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE ILLINOIS CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES' PROVISION TO NEUTRAL ARBITRATION.


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WAIVER OF JURY TRAIL

15. With respect to any dispute arising under or in connection with this Agreement or any related agreement, as to which no party invokes the right to arbitration hereinabove provided, or as to which legal action nevertheless occurs, each party hereby irrevocable waives all rights it may have to demand a jury trial. This waiver is knowingly, intentionally, and voluntarily made by the Seller and the Purchaser, and each acknowledges that none of the other parties nor any person acting on behalf of the other parties has made any representation of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect. The Seller and the Purchaser each further acknowledge that they have been represented (or have had the opportunity to be represented) in the signing of this Agreement and in the making of this waiver by independent legal counsel, selection of their own free will, and that they have had the opportunity to discuss this waiver with counsel. The Seller and the Purchaser each further acknowledge that they have read and understand the meaning and ramifications of this waiver provision.

NO PERSONAL LIABILITY FOR DENNIS C. HAYES

16. Even though Dennis C. Hayes is signing this Agreement in the capacity as Chairman of the Purchaser which is a newly formed company, it is understood and agreed by both of the Company and the Seller that by signing this Agreement, Dennis C. Hayes neither creates nor assumes any personal liability whatsoever and the Company and the Seller agree that the only obligations of this Agreement are made by on the part of the Purchaser, and Company and Seller hereby conclusively agree that any recourse or remedy arising our of this Agreement, directly or indirectly, shall be sought exclusively against the Purchaser.

NOTICES

17. Notices are to be sent to the following address by post or Fax with a copy sent by email.

    If to the Seller at:

    Gregory J. Halpern -- CEO
    Circle Group Internet, Inc.
    1011 Campus Drive
    Mundelein, IL 60060
    847-680-7244
    Greg Halpern [greg@crgq.com]



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    If to the Purchaser at:

    Laurel Hill Escrow Services, Inc.
    2829 Fourth Avenue
    San Diego, California 92103
    Fax: (619) 298-7902
    Attn: Ms. Maxine M. Beye (Escrow Officer)
    c/o Mr. Dennis C. Hayes
    FBO Rothschild, Owen, Hayes & Partners, Inc.
    Dennis C. Hayes [dchayes@mindspring.com]


    If to the Company, or the Management at:

    Erik Brown
    CGI Capital
    1011 Campus Drive
    Mundelien, IL 60060
    Fax: 847-549-6146
    Erik Brown [erik@cgicapital.com]

18. Entire Agreement. This Agreement is the entire understanding of the Parties with respect to the matters set forth herein, and all prior understandings and communications are superceded hereby and merged herein.

Non-Disclosure and Non-Circumvention Agreement. The Non-Disclosure and Non-Circumvention Agreement between the Purchaser and the Company, dated November 29, 2002 is hereby incorporated into and made a part hereof, and the Seller likewise agrees to be bound by that agreement, a copy of which is attached hereto as Exhibit A.

19. Brokerage. Purchaser represents and warrants to Seller that it has not dealt with any broker, finder, or other person entitled to any commission, fee or other compensation in connection with the transaction contemplated hereby. Seller represents and warrants to Purchaser that it has dealt with Mr. Warren A. Forest, who is considered a broker, finder, or other person entitled to a commission in the amount of Ten Thousand Dollars ($10,000.00) in connection with the transaction contemplated hereby. The commission is to be paid by the Seller and will be remitted to Mr. Forest by the escrow agent concurrent with payment of the net proceeds to the seller at the Final Closing.

20. Buy Back Rights. In the event that all Purchaser options have not been exercised, or the First Closing has occurred and the Purchaser fails to complete the Final Closing, Seller shall have the right to buy back its entire 20% interest from Purchaser for a total of $5,000. Upon such occurrence, Seller shall tender good funds of $5,000 to designee of Purchaser's choice and upon receipt and acknowledgement of such funds Purchaser will immediately tender stock representing 20% ownership in the Company back to Seller.


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21. All facsimile clauses are fully binding to the parties under any and all applicable state laws.


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IN WITNESS WHEREOF THE PARTIES HERETO HAVE SIGNED THIS AGREEMENT ON THE DATE
FIRST HEREABOVE MENTIONED.


By: /s/ Gregory J. Halpern
    ------------------------------
    Gregory J. Halpern -- CEO
    Circle Group Internet, Inc.
    For the Seller


By: /s/ Dennis C. Hayes
    ------------------------------
    Dennis C. Hayes -- Chairman
    For the Purchaser


By: /s/ Erik J. Brown -- President
    ------------------------------
    Erik J. Brown -- President
    For the Company


IN WITNESS WHEREOF THE MANAGERS HAVE SIGNED THIS AGREEMENT BELOW AFFIRMING THEIR AGREEMENT TO MANAGEMENT SECTION 9 ON THE DATE FIRST HEREABOVE MENTIONED.


By: /s/ Erik Brown -- President
    ------------------------------
    Erik Brown, Individually


By: /s/ Arthur Tanner
    ------------------------------
    Arthur Tanner, Individually